 Exhibit 14.1
CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS
OF
LSB INDUSTRIES, INC. AND SUBSIDIARIES

This Code of Ethics is applicable to the chief executive officer, the chief financial officer, treasurer, controller, principal accounting officer, and all other employees of the Company performing similar functions (the “Senior Financial Officers”).  This Code of Ethics supplements the Company’s Statement of Policy Concerning Business Conduct that is applicable to all directors, officers and employees of the Company.  References in this Code of Conduct to the “Company” include LSB Industries, Inc. and its subsidiaries.

Each of the Senior Financial Officers agrees as follows:

1.
Each Senior Financial Officer is responsible for full, fair, accurate, timely and understandable disclosure in the Company’s reports and documents filed with or submitted to the Securities and Exchange Commission (“SEC”) by the Company.  Accordingly, it is the responsibility of each Senior Financial Officer to promptly to bring to the attention of the Disclosure Committee of the Company, any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or other public communications and to otherwise assist the Disclosure Committee and the Audit Committee in fulfilling their responsibilities.

2.
Each Senior Financial Officer will promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the subsidiary’s or subsidiaries’ ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in financial reporting, disclosures or internal controls.

3.
Each Senior Financial Officer will exhibit and promote honest and ethical conduct in connection with the performance of his or her duties, including the ethical handling of actual or apparent conflicts of interest between his or her personal and professional relationship involving the subsidiary or subsidiaries, by:

•
not entering into a transaction that would result in a conflict of interest with what is in the best interest of the subsidiary or subsidiaries and that is reasonably likely to result in material personal gain to any of them or their affiliates;

•
encouraging employees of the Company to inform the General Counsel of the Company and the Audit Committee of deviations in practice from policies and procedures governing honest and ethical conduct by others in matters involving the Company; and

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS
OF
LSB INDUSTRIES, INC. AND SUBSIDIARIES

•
not having a personal financial interest in any of the Company’s suppliers, customers or competitors that could cause divided loyalty as a result of having the ability to influence the Company’s decisions with that particular supplier or customer or actions to be taken by the Company or subsidiary that could materially benefit a competitor.

4.
Each Senior Financial Officer shall promptly bring to the attention of the General Counsel and the Audit Committee, any information he or she may have concerning evidence of a material violation of the securities laws or the laws, rules or regulations applicable the Company or of a violation of the Statement of Policy Concerning Business Conduct or of these additional standards.

5.
The Board of Directors shall determine, or designate members or a Committee of the Board to determine, appropriate actions to be taken in the event of violations of the Statement of Policy Concerning Business Conduct or of this Code of Ethics.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Statement of Policy Concerning Business Conduct and this Code of Ethics, and shall include (as determined by the Board or such designee) one or more of the following actions:

•	written notices to the individual involved that the Board or such designee has determined that there has been a violation,

•	censure by the Board or such designee,

•	demotion or re-assignment of the individual involved,

•	reimbursement or restitution for any costs or losses incurred by the Company,

•	suspension with or without pay or benefits, and

•	termination of the individual’s employment.

In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

Revised and approved January 28, 2011

  Date: ______________________ Signature ___________________________________

Company/Title _________________________________________________________________